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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25



                        COMMISSION FILE NUMBER: 000-24197



                           NOTIFICATION OF LATE FILING


             (CHECK ONE): / / FORM 10-KSB / / FORM 11-K    / / FORM 2-F
                         /X/ FORM 10-QSB  / / FORM N-SAR

                                FOR PERIOD ENDED:

                               SEPTEMBER 30, 2000

     / / TRANSITION REPORT ON FORM 10-K     / / TRANSITION REPORT ON FORM 10-Q
     / / TRANSITION REPORT ON FORM 20-F     / / TRANSITION REPORT ON FORM N-SAR
                       / / TRANSITION REPORT ON FORM 11-K

                          FOR TRANSITION PERIOD ENDED:


             READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
                              PLEASE PRINT OR TYPE

                   NOTHING IN THIS FORM SHALL BE CONSTRUED TO
                          IMPLY THAT THE COMMISSION HAS
                       VERIFIED ANY INFORMATION CONTAINED
                                     HEREIN.

                   IF THE NOTIFICATION RELATES TO A PORTION OF
                     THE FILING CHECKED ABOVE, IDENTIFY THE
                   ITEM(S) TO WHICH THE NOTIFICATION RELATES:



                         PART I. REGISTRANT INFORMATION

                             FULL NAME OF REGISTRANT

                            DELSOFT CONSULTING, INC.


                            Former name if applicable


            Address of principal executive office (Street and Number)

                                 106 Bombay Lane

                            City, State and Zip Code

                             Roswell, Georgia 30076


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                        PART II. RULE 12b-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to this Rule 12-b25 (b), the following should be completed. (Check box if appropriate).

[X]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report on Form 10-QKSB, will be filed on or before five calendar days following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III. NARRATIVE

         State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Registrant requires additional time to finalize certain disclosure information necessary to accurately complete Form 10-QSB for the period ended September 30, 2000 because of a change in the Company's strategic direction which has had a significant impact on its accounting methodology. Registrant will file Form 10-QSB on or before November 20, 2000.


                           PART IV. OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

                  Brian Koch        (317)            860-1212
                  ----------        -----            ---------

                  (Name)         (Area Code)      (Telephone Number)

         (2) Have all other periodic reports required under Section 13 of 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                  /X / Yes  / / No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  / / Yes  /X/ No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. (See attached).







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                            DELSOFT CONSULTING, INC.
                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date


November 15, 2000


By :     /s/ Brian Koch
         ----------------------------------------------
         Brian Koch
         President, Acting Financial Officer
          and Director